UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934 (Amendment No. 1)
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☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement
HYPERFEED TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)
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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

	(4)	Proposed maximum aggregate value of transaction:

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NOTICE OF ACTION BY HOLDER OF A MAJORITY OF THE OUTSTANDING COMMON STOCK
INFORMATION STATEMENT
SUMMARY TERM SHEET
SPECIAL FACTORS
FORWARD-LOOKING STATEMENTS
VOTING SECURITIES
DESCRIPTION OF THE CONTRIBUTION AND THE MERGER
PAST TRANSACTIONS
SUMMARY FINANCIAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DISTRIBUTION OF INFORMATION

HyperFeed Technologies, Inc.
300 S. Wacker Street
Suite 300
Chicago, IL 60606
NOTICE OF ACTION BY HOLDER OF A MAJORITY OF THE OUTSTANDING COMMON STOCK
TO OUR STOCKHOLDERS:
     Notice is hereby given to inform the holders of record of shares of common stock, par value $0.001 per share, of HyperFeed Technologies, Inc. of the proposed transactions by and among the Company, PICO and Exegy Incorporated. As more fully described in the accompanying Information Statement, pursuant to a Contribution Agreement, PICO has agreed to contribute to Exegy all shares of the common stock of HyperFeed owned by it and received by it upon conversion of outstanding amounts owed under a Convertible Note dated March 30, 2006 (representing approximately 20.7 million shares, or 93% of HyperFeed’s total outstanding shares). As a result of this contribution, HyperFeed will become a controlled subsidiary of Exegy. Exegy has agreed that, upon completion of this contribution, as owner of more than 90% of the outstanding common stock of HyperFeed, it will approve a merger of HyperFeed with and into Exegy pursuant to Section 253 of the Delaware General Corporation Law. Exegy would be the surviving corporation following the merger. Each unaffiliated shareholder of HyperFeed will be entitled to receive cash in exchange for its shares in connection with the merger and may also exercise appraisal rights under Section 262 of the Delaware General Corporation Law as described in greater detail in the accompanying Information Statement.
     The accompanying information statement is furnished to all of our stockholders pursuant to Section 14C of the Securities Exchange Act of 1934, as amended, and the rules thereunder solely for the purpose of informing stockholders of these corporate actions. Our stockholders of record as of the close of business on August 25, 2006 are entitled to receive this Notice of Action by Holder of a Majority of the Outstanding Common Stock and the attached information statement. We are mailing the information statement on or about      , 2006 to such stockholders of record on the record date. The merger will not become effective until at least twenty (20) days after the initial mailing of this Information Statement. Pursuant to applicable law and HyperFeed’s Bylaws, PICO, as the Company’s majority stockholder adopted a resolution approving the Contribution Agreement on August 25, 2006. In addition, upon completion of the transactions contemplated by the Contribution Agreement, Exegy, as holder of greater than 90% of the common stock of HyperFeed, has agreed to approve the merger of the Company with and into Exegy in accordance with the Company’s Bylaws and the Delaware General Corporation Law. Accordingly your consent to these corporate transactions is not required and is not being solicited hereby.
     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
     THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN AND NO PROXY OR VOTE IS SOLICITED BY THIS NOTICE.

HyperFeed Technologies, Inc.
300 S. Wacker Drive
Suite 300
Chicago, IL 60606
INFORMATION STATEMENT
     This Amendment No. 1 to Information Statement is being provided by HyperFeed Technologies, Inc., PICO Holdings, Inc. and Exegy Incorporated to the holders of HyperFeed’s common stock, par value $0.001 per share, as of August 25, 2006, to provide information with respect to certain corporate actions to be taken by the Company’s majority stockholder.
     On June 14, 2006, HyperFeed filed a preliminary information statement on Schedule 14C with the United States Securities and Exchange Commission with respect to the approval by PICO of a 1 for 1,000 reverse stock split. On June 26, 2006, HyperFeed filed a definitive statement on Schedule 14C with the Commission in connection with PICO’s approval of the reverse stock split. The purpose of the reverse stock spilt was to reduce the number of record holders of HyperFeed’s common stock to fewer than 300 so that HyperFeed would be eligible to terminate the public registration of its common stock under the Securities Exchange Act of 1934, as amended. On June 26, 2006, HyperFeed filed a Current Report on Form 8-K announcing a June 19, 2006 Agreement and Plan of Merger to merge a wholly-owned subsidiary of HyperFeed with and into Exegy, pursuant to which Exegy would survive as a wholly-owned subsidiary of HyperFeed.
     Prior to the consummation of the reverse stock split and the planned merger with Exegy, HyperFeed’s business continued to decline causing severe liquidity issues. As a result, HyperFeed, PICO and Exegy discussed possible alternatives to expedite the combination of HyperFeed and Exegy. Pursuant to these discussions, HyperFeed decided to abandon the reverse stock split and terminate the June 29, 2006 Agreement and Plan of Merger and instead pursue a contribution of PICO’s interest in HyperFeed to Exegy followed by a short form merger of HyperFeed into Exegy pursuant to Section 253 of the Delaware General Corporation Law. The HyperFeed Board believes that the revised structure provides certain business and financial benefits as compared to the reverse stock split and June 29, 2006 Agreement and Plan of Merger as more fully described below. Accordingly, the Company, PICO and Exegy entered into a Contribution Agreement whereby PICO would contribute all of its common stock in HyperFeed (approximately 20.7 million shares based on shares owned and converted from outstanding amounts owed to PICO under a Convertible Note issued to HyperFeed) and $3.0 million in cash to Exegy and in return receive approximately 15.4 million shares of Series A-3 Preferred Stock of Exegy. As a result of this contribution, PICO would own 50% of the equity of Exegy and HyperFeed would become a controlled subsidiary of Exegy, with Exegy holding approximately 93% of HyperFeed’s currently outstanding common stock.
     Upon completion of the contribution, Exegy, as a greater than 90% stockholder of HyperFeed, has agreed to approve a merger of HyperFeed with and into Exegy pursuant to Section 253 of the Delaware General Corporation Law, with Exegy remaining as the surviving corporation. This transaction will be referred to throughout the accompanying Information Statement as the Merger. The purpose of the Merger is to effect a going private transaction under the Securities Exchange Act of 1934, as amended. Provided the merger has the intended effect, HyperFeed will file to deregister our common stock. In such case HyperFeed will no longer be required to file periodic reports with the Securities and Exchange Commission. This Information Statement is furnished solely for the purpose of informing stockholders of the actions taken, as required by Rule 14c-2(b) of the Securities Exchange Act of 1934, as amended.
     The Board has fixed the close of business on August 25, 2006 as the record date for determining the stockholders entitled to receive notice of action by the majority stockholders. Under the Delaware General Corporation Law and the Company’s Bylaws, no action is required by the Company’s stockholders to approve the Contribution Agreement. As a result, your approval is not required and is not being requested. Accordingly, upon completion of the contribution, under the Delaware General Corporation Law and the Company’s Bylaws, the action by Exegy, as beneficial owner of over 90% of the Company’s outstanding common stock, to approve the Merger is sufficient to approve the Merger without any further action by any other stockholder.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
     THIS IS NOT A NOTICE OF A MEETNG OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.
     NEITHER THE SECURITIES AND EXCHANGE COMMISION NOR ANY STATE SECURITIES COMMISSION HAS (1) APPROVED OR DISAPPROVED OR PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTIONS DESCRIBED IN THIS INFORMATION STATEMENT OR (2) PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESEANTIONS MADE IN CONTRAVENTION OF THIS STATEMENT CONSTITUTES A CRIMINAL OFFENSE.

SUMMARY TERM SHEET
     On August 25, 2006, HyperFeed Technologies, Inc. (the “Company,” “us,” “our” or “HyperFeed”), its majority stockholder, PICO Holdings, Inc. (“PICO”) and Exegy Incorporated (“Exegy,” and together with HyperFeed and PICO, the “Filing Persons”) entered into a Contribution Agreement providing for a contribution of all of PICO’s shares of common stock of HyperFeed to Exegy. Upon completion of the contribution, Exegy would own approximately 93% of the outstanding common stock of HyperFeed and has agreed to merge HyperFeed with and into it with Exegy remaining as the surviving corporation pursuant to Section 253 of the Delaware General Corporation Law. The contribution and the merger are summarized as follows:
•	Pursuant to the terms of the Contribution Agreement by and among the Company, PICO and Exegy, PICO would contribute all of its shares of common stock of the Company to Exegy (the “Contribution”), whereupon the Company would become a controlled subsidiary of Exegy. The total number of such shares contributed would be approximately 20.7 million, which includes the number of shares of common stock held by PICO plus the number of shares of common stock to be delivered to PICO upon conversion of all outstanding principal and accrued but unpaid interest under a Secured Convertible Promissory Note dated March 30, 2006. See “Past Transactions” for a description of the terms of the March 30, 2006 Note.

•	Pursuant to the Contribution Agreement, PICO would acquire beneficial ownership of approximately 15.4 million shares of Exegy’s Series A-3 Preferred Stock representing 50% of the outstanding shares of Exegy. The contribution of the common stock from PICO to Exegy and the delivery of the A-3 Preferred Stock from Exegy to PICO will be made at closing. PICO is contributing the common stock and acquiring the shares of the Preferred Stock in order to assist the Company with its previously disclosed strategy to either expand its current business or to acquire new technologies. See "Special Factors - Reasons for the Contribution and the Merger."

•	Upon completion of the Contribution, Exegy has agreed to effect a merger (the “Merger”) whereby the Company would merge with and into Exegy pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”) with Exegy as the surviving corporation. Each of PICO and the stockholders of Exegy have agreed to contribute $3.0 million in cash to Exegy to fund the working capital needs of the combined enterprise. Moreover, each of PICO and the stockholders of Exegy have agreed to contribute an additional $2.0 million in cash to Exegy upon the later to occur of six months from the closing of the Contribution or the Merger. See “Structure of the Merger” for more information.

•	The Merger will be effective as of , 2006 (the “Effective Date”). See “Effective Date” for more information.

•	If you own shares of common stock of the Company on the Effective Date, each such share will be converted into the right to receive a cash payment pursuant to the Merger. The cash payment will be made by the Company but will be funded by PICO. See “Structure of the Merger” for more information.

•	The total amount to be paid to stockholders for shares acquired pursuant to the Merger will be $1,525,680. This amount is based on a price per share of $1.00, which price is based upon negotiations between PICO, the Company and a Special Committee established by the Company’s Board of Directors. See “Source and Amount of Funds and Other Consideration” for more information.

•	All outstanding stock options and warrants entitling the holders to purchase common stock of the Company unexercised on the Effective Date will be cancelled by the Company. See “Structure of the Merger” for more information.

•	The Merger will cause the number of stockholders of the Company to be reduced below 300 thereby triggering a “going private transaction” governed by Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As of the Record Date, the Company had 434 stockholders of record. The Company will have a single stockholder upon completion of the Merger. See “Effective Date of the Merger” for more information.

•	Upon completion of the Contribution, Exegy will own approximately 93% of the issued and outstanding shares of the Company’s common stock and has agreed to approve the Merger by written consent pursuant to Section 1.11 of the Company’s By-Laws and the Delaware General Corporation Law. Exegy’s percentage of ownership would increase to 100% after consummation of the Merger as all unaffiliated stockholders would receive cash for their shares, subject to their appraisal rights and will no longer own any shares after the Effective Date. See “Conflicts of Interest” for more information.

•	PICO will provide funds to the Company for the conversion of common stock held by unaffiliated stockholders in connection with the Merger. PICO will not receive interest or additional equity based on the funds provided to the Company. PICO’s Chairman, President and CEO, both serve as members of the Board of Directors of the Company. None of Exegy’s officers or directors currently serves on the Board of Directors of the Company. See “Conflicts of Interest” for more information.

•	The Company, through deliberations by the Special Committee, and PICO, have determined that the Merger is fair to the unaffiliated stockholders. In reaching this determination, the Company and PICO relied on their own analysis of the transactions described herein. In addition, the Special Committee received an opinion of ThinkEquity Partners LLC to the effect that, as of the date of such opinion, and subject to the qualifications, assumptions and limitations set forth therein, the consideration of $1.00 in cash to be received by the holders of HyperFeed common stock (other than PICO, Exegy or any other affiliate of the Company) is fair to such holders from a financial point of view. See “Fairness of the Merger - Position of the Company and PICO as to Fairness” for more information.

•	Exegy did not participate in the deliberations of the Company’s board of directors or the Special Committee regarding, or receive advice from the Company’s or the Special Committee’s advisors as to, the fairness of the proposed Merger, nor did Exegy undertake any independent evaluation of the fairness of the proposed merger or engage a financial advisor for such purposes. Exegy believes, however, that the proposed Merger is fair to the Company’s unaffiliated stockholders based upon the same factors (other than the ThinkEquity fairness opinion) considered by the Company and PICO with respect to the fairness of the proposed Merger to such stockholders. See “Fairness of the Merger — Position of Exegy as to Fairness” for more information.

•	Stockholders receiving a cash payment as a result of the Merger will be subject to United States federal income taxes. As a result, such stockholders may be required to pay taxes on their respective shares of common stock that are converted into the right to receive cash. You should consult with your own tax advisor regarding the tax consequences of the Merger in light of your own particular circumstances. See “Federal Income Tax Consequences” for more information.

SPECIAL FACTORS
Reasons for the Contribution and the Merger
     As part of the Company’s strategic planning process, the Company has determined that it would no longer continue to invest in the research and development of new technologies, but rather, would seek to grow through acquisitions of new technology and by increasing sales to its existing customer base. In furtherance of its strategy to grow through new technology acquisition, the Company began discussions with Exegy with respect to the joint development of new products. As these discussions developed, it became apparent to the parties that a combination of the Company and Exegy would best address the strategic initiatives of both parties by combining Exegy’s new technologies with the Company’s established customer base. As discussions with respect to the combination of the Company and Exegy developed, the Company’s business continued to decline and the Company experienced severe liquidity issues. The purpose of the Contribution is to expedite the combination of the Company and Exegy in order to allow for the introduction to the market of jointly developed products and to address an immediate need for sources of capital. As part of the Contribution Agreement, PICO will contribute all of its shares in the Company (together with those shares received upon conversion of debt owed to PICO, approximately 20.7 million shares or 93% of the total outstanding common stock) plus $3.0 million in cash to Exegy in exchange for approximately 15.4 million shares of Series A-3 Preferred Stock of Exegy, representing a 50% ownership interest in Exegy. Upon the completion of the Contribution, the stockholders of Exegy have also agreed to contribute an additional $3.0 million in cash to fund the working capital needs of the combined entity. In addition, each of PICO and the stockholders of Exegy are obliged to contribute an additional $2.0 million in cash to the equity of Exegy upon the later to occur of six (6) months from the closing of the Contribution or completion of the Merger. Neither the Company nor Exegy have been able to obtain such capital funds on acceptable terms as independent entities.
     The purpose of the Merger is to reduce the Company’s number of stockholders below 300 thereby effecting a “going private transaction” governed by Rule 13e-3 under the Exchange Act. Such action will reduce the Company’s regulatory and related costs by relieving itself of the obligation to file reports with the SEC pursuant to Section 15(d) and by decreasing the administrative expenses incurred by the Company in servicing a large number of record stockholders who own relatively small numbers of shares. As of the Record Date, the Company had 434 stockholders of record. The Company will have a single stockholder upon completion of the Merger. When the Merger becomes effective, you will receive the right to a cash payment equal to $1.00 per share. In addition, you will be entitled to exercise appraisal rights under Section 262 of the Delaware General Corporation Law as further discussed in the section of this Information Statement entitled “Description of Merger Appraisal Rights.”
     The Filing Persons believe that, by deregistering our shares of common stock and suspending our periodic reporting obligations, we will realize an annual cost savings of approximately $566,000. These estimated annual cost savings reflect, among other things: (i) a reduction in audit (because HyperFeed will be merged with and into Exegy after the Contribution, a stand alone audit will no longer be required), legal and other fees required for publicly held companies; (ii) the elimination of various internal costs associated with filing periodic reports with the SEC; (iii) the reduction or elimination of the cost of directors’ and officers’ liability insurance; and (iv) the reduction or elimination of various administrative and other expenses, including printing, stock transfer and proxy solicitation expenses. Annual cost estimates for specific public company expenses are as follows:

Estimated SOA 404 Compliance	$100,000
Other SOA Compliance	50,000
Directors’ and Officers’ Liability Insurance	20,000
Printing Annual Report/Proxy	28,000
Transfer Agent Fees	10,000
Edgar Filing Expenses	10,000
Press Releases	8,000
Legal Expenses	44,000
Board and Committee Fees	77,000
Audit Fees	219,000

Estimated Total Annual Public Company Expense	$566,000

     In addition, the Filing Persons believe that it will realize a cost savings of approximately $40,000 in decreased administrative expenses incurred by the Company in servicing a large number of record stockholders who own relatively small numbers of shares. The estimated cost of the going private transaction is $168,000.
     The Filing Persons decided to undertake this transaction at this time for several reasons. As described above, under current SEC regulations we will be subject to compliance with SOA 404 in 2007. We estimate that SOA 404 compliance expenses will be approximately $100,000 annually. All SOA compliance costs in the aggregate are estimated to be $150,000 annually. SOA cost estimates are based on management’s experience in two prior SOA cycles, as well as management’s discussion with accounting, legal and industry professionals based on comparable company experiences. As such, we believe, as noted above, that deregistering our shares of common stock at this time will result in total annual cost savings of approximately $566,000. In addition, as discussed above, the Company is currently experiencing severe liquidity issues. Unless the combination is successful, the Company believes it will no longer have access to the capital markets. This raises substantial doubt about the Company’s ability to continue as a going concern.
Background of the Transaction
     Disclosure obligations of public companies have been heightened in recent years by an increasingly complex process of complying with the Exchange Act’s filing and reporting requirements. We incur substantial direct and indirect costs associated with the preparation and filing of the Exchange Act’s reporting requirements imposed on public reporting companies. The financial costs and time demands associated with public reporting increased significantly with the implementation of the SOA, including the significant costs and burdens of meeting the pending internal control evaluation and audit requirements of Section 404 of the SOA, which will apply to non-accelerated filers like us next year.
     We will have to incur substantial costs to implement these procedures unless and until we deregister under the Exchange Act. Historically, we have also incurred substantial indirect costs as a result of the management time expended to prepare and review our public filings. These indirect costs are expected to increase under the SOA and Section 404 in particular.
     The daily trading volume for our common stock has averaged approximately 3,500 shares since 2002, with numerous days showing no trading at all. Our Board believes that the sporadic trading volumes have resulted in a highly inefficient market for the common stock, with the trading price in the second quarter of 2006 ranging from a high of $1.30 on April 5, 2006 to a low of $0.55 on June 9, 2006. This low trading volume and the Company’s small market capitalization have limited the Company’s ability to use its common stock as a source of funding. The Company has not raised any capital through the sales of common stock in a public offering in over 6 years and has no plans to do so in the foreseeable future.
     In light of these circumstances, our Board believes that it is in the best interest of the Company and its stockholders to undertake the Merger, enabling us to deregister our common stock under the Exchange Act. Deregistering will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act and the SOA.
     While the Company’s directors and officers have had informal discussions since May 5, 2006 about whether the Company was achieving the benefits of being a public reporting company when weighed against the costs of complying with the public company reporting obligations under the Exchange Act, the Board did not formally consider taking any steps to deregister the common stock until June 13, 2006.
     In a meeting of the Board on May 5, 2006, with all the directors present, the Board began to formally discuss the possibility of terminating the Company’s public reporting obligations with the SEC by deregistering its class of common stock registered under the Exchange Act. In connection with its consideration of such deregistration, the Board sought the advice of outside counsel and was subsequently provided with a briefing on the mechanics of terminating its Exchange Act reporting obligation by means of either a reverse stock split or a short form merger pursuant to Delaware Corporations Law and on the deregistration process. The Board initially determined on June 13, 2006 that it was in the best interests of the Company and its stockholders for the Company to deregister the Company’s common stock under the Exchange Act pursuant to a reverse stock split. Upon recommendation by the Company’s Board, PICO, then the Company’s majority stockholder, approved the reverse stock split by written consent on June 13, 2006.

     Shortly thereafter and based on private discussions, on June 19, 2006, the Board approved a merger with Exegy pursuant to which Exegy would be merged with and into a wholly-owned subsidiary of the Company, with Exegy surviving as a subsidiary of the Company. The Merger was contingent upon the Company completing the going private transaction pursuant to the reverse stock split.
     After further negotiations between the Company and Exegy and in an attempt to expedite the timing of a potential business combination primarily because of the Company’s liquidity issues, the Company decided to abandon the reverse stock split and the merger and instead entered into the Contribution Agreement with PICO and Exegy pursuant to which PICO would contribute its shares in the Company and $3.0 million in cash to Exegy. The stockholders of Exegy also agreed to contribute $3.0 million in cash to fund the working capital needs of the combined enterprise. The parties agreed that upon completion of the Contribution, Exegy would merge with and into the Company with Exegy as the surviving company. Additionally, each of PICO and the stockholders of Exegy are obliged to contribute an additional $2.0 million in cash to the equity of Exegy upon the later to occur of six (6) months from the closing of the Contribution or completion of the Merger.
Alternatives Considered
     As discussed above, as an alternative to the Merger, the Filing Persons also considered the possibility of a reverse stock split, the purpose of which was to effect a “going private transaction.” However, the Board was concerned that utilizing this approach would leave open the possibility that the Company could unintentionally have more than 500 stockholders at some future point, which would reinstate the Company’s Exchange Act reporting obligations. The Board also determined that the Contribution and Merger approach had certain timing, business, financial and tax benefits when compared to the reverse stock split and therefore discarded the reverse stock split approach in favor of the Contribution and subsequent Merger. Because of the Company’s perilous financial decline, it was determined to be in the best interest of the Company and its stockholders to proceed on an expedited basis with the Contribution and Merger.
Effect of the Contribution and the Merger on Unaffiliated Stockholders
     If you are an unaffiliated stockholder, the Contribution will have no effect on you and your ownership interests. However, if you are an unaffiliated stockholder, the Merger will result in your shares being converted into the right to receive a cash payment of $1.00 per share on the Effective Date. See “Structure of the Merger” for instructions on how to receive your cash payment. Cash payments to stockholders pursuant to the Merger will be subject to income taxation if the cash payment exceeds a stockholder’s tax basis. For a discussion of the federal income tax consequences of the Merger, please see “Federal Income Tax Consequences.”
Effect of the Contribution and the Merger on the Company
     Pursuant to the terms of the Contribution Agreement, PICO would contribute all of its shares of common stock of the Company to Exegy whereupon the Company would become a controlled subsidiary of Exegy. The total number of such shares contributed would be approximately 20.7 million, which includes the number of shares of common stock held by PICO plus the number of shares of common stock to be delivered to PICO upon conversion of all outstanding principal and accrued but unpaid interest under a Secured Convertible Promissory Note dated March 30, 2006.
     After the Effective Date of the Merger, the Company will have fewer than 300 stockholders and will therefore be able to stop filing reports with the SEC pursuant to Section 15(d). As described above in “Reasons for the Merger,” the Filing Persons believe that by effecting the going private transaction the Merger will result in annual cost savings to the Company of approximately $566,000.
     The total cash to be paid to unaffiliated stockholders as a result of the Merger will be $1,525,680. In addition, the expenses incurred to effect the Merger are estimated to be $168,000. PICO will provide the funds necessary to consummate the Merger. In the event that the Contribution and the Merger do not close, the Company may not have sufficient capital resources to fund continuing operations. If the Company requires additional capital resources, there can be no assurances that such capital will be available or that such capital will be available on terms satisfactory to the Company.

Effect of the Contribution and the Merger on Exegy
     Prior to the Contribution, Exegy has no interest in the Company. After consummation of the Contribution, Exegy’s percentage of ownership in the Company will be approximately 93% and its share of the net book value of the Company will be approximately $1.2 million. After consummation of the Merger, Exegy’s percentage of ownership in the Company will increase to 100% and its share in the net book value of the Company will be $1.3 million.
Disadvantages of the Merger
     Inability To Participate In Any Future Increases In Value Of Our common stock. Unaffiliated stockholders will have no further ownership interest in the Company and thus will not have the opportunity to participate in any potential appreciation in the value of our shares. The Filing Persons determined that this factor does not make the transaction unfair to stockholders because those stockholders will receive cash in the amount of $1.00 per share, an amount which the Filing Persons have determined to be fair in reliance on their own deliberations. In addition, unaffiliated stockholders who disagree with this determination will have statutory appraisal rights with respect to the value of their shares.
Accounting Treatment
     Exegy’s acquisition of the common shares of HyperFeed owned by PICO in connection with the Contribution and its acquisition of the common shares of HyperFeed owned by the unaffiliated stockholders in connection with the Merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States.
Federal Income Tax Consequences
     The Company will not recognize any gain or loss as a result of the Merger.
     The following description of the material U.S. federal income tax consequences of the Merger to our stockholders is based on the U.S. Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this information statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. We have not sought and will not seek an opinion of counsel or a ruling from the U.S. Internal Revenue Service regarding the federal income tax consequences of the Merger. This discussion is general does not discuss the tax consequences that may apply to special classes of taxpayers (e.g., non-residents of the U.S., broker/dealers or insurance companies). This discussion assumes the shares of common stock are held as capital assets, and were not acquired by the stockholder as compensation. The state and local tax consequences of the Merger may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. You should consult your own tax advisors to determine the particular consequences to you.
     Stockholders receiving a cash payment as a result of the Merger will be subject to U.S. federal income taxes. As a result, such stockholders may be required to pay taxes on their respective shares of common stock that are converted into the right to receive cash from the Company.
Fairness of the Merger
     Position of the Company and PICO as to Fairness. The Company and its affiliate, PICO, have reviewed the purpose, structure, effects, advantages and disadvantages of the Merger and determined that the transaction is substantively and procedurally fair to unaffiliated holders of the Company’s common stock. The Company and PICO did not assign a specific weight to each of the factors it considered in a formulaic fashion, but rather viewed each factor in light of the overall facts, circumstances and cost benefit analysis that led to the initial proposal of the Merger.

     The Company and PICO did not consider, nor was there any effort made to calculate, net book value per share, liquidation values per share or going concern value per share because those measures were not believed by the Company and PICO to be meaningful or relevant for evaluating the fairness of the Merger. Net book value was not considered relevant because it is an accounting measure better equipped to reflect historical costs rather than to evaluate current value. Liquidation value was not considered relevant since, under the circumstances, a liquidation of the Company’s assets and distribution to its stockholders of the proceeds from the sale of those assets was not a viable alternative to the Merger transaction. Moreover, the Company and PICO did not have the benefit of any firm offers made for the Company during the past two years to consider as part of their deliberations.
     A discussion of other factors considered by the Company and PICO in making the fairness determination follows.
     Procedural Fairness. The approval of a majority of the unaffiliated holders of common stock is not required to authorize the transaction. The Company formed an independent committee of the Board of Directors on August 18, 2006 (the “Special Committee”) to act solely on behalf of the unaffiliated security holders to negotiate and evaluate the fairness of the transaction to the unaffiliated stockholders in order to assist the Board in its deliberations. In order to assist it with this process, the Special Committee retained an independent investment bank to provide the Special Committee with a fairness opinion with respect to the fairness to the holders of Company common stock other than PICO, Exegy and other affiliates of the Company of the $1.00 cash consideration to be received in the Merger and engaged separate legal counsel to assist with this process. The Special Committee has approved the Merger transaction including the $1.00 share price.
     The Company and PICO believe that the Merger is procedurally fair because the transaction is being effected in accordance with the applicable requirements of Delaware law. The Company and PICO also considered the protections afforded to the unaffiliated stockholders under Delaware General Corporations Law. Section 253 of the DGCL provides that unaffiliated stockholders in a short form merger are entitled to exercise appraisal rights under Section 262 of the DGCL. Therefore, any stockholders who believe that the cash consideration to be paid by the Company is inadequate can resort to statutory remedies under state law to protect their interests. The Company and PICO also considered a variety of risks and other potentially negative factors concerning the Merger but determined that these factors were outweighed by the benefits of the factors supporting the Merger. These negative factors include: (i) the Merger does not require the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote other than those shares which would be beneficially owned by PICO; (ii) the conflict of interest created by the continuing affiliation with Exegy, as the surviving corporation in the Merger, of certain executive officers by virtue of their retained equity and their intention to continue as executive officers, as the case may be, of the Company after the effective time of the Merger; (iii) the cash consideration to be received by the unaffiliated stockholders will be taxable to them; and (iv) the inability of unaffiliated stockholders to participate in any resulting long-term benefits, including potential market price increases, if the Company is able to successfully implement its business plan after the merger.
     After considering these factors, the Company, PICO and the Special Committee concluded that the positive factors relating to the Merger outweighed the negative factors.
     Substantive Fairness. In their deliberations concerning the fairness of the proposed Merger, the Company and PICO considered the then current trading price of the common stock ranging from a high of $1.30 to a low of $0.55 in the quarter ended June 30, 2006, the sporadic trading volume in the stock average daily trading volume of only 3,500 shares with numerous days showing no trading at all, as well as the general lack of liquidity of the common stock. The Company and PICO also took note of the fact that only 5 stockholders attended the Company’s most recent annual meeting and 2 unaffiliated stockholders attended the prior meeting. The current and historical trading prices of the common stock relate to the fairness of the transaction to unaffiliated shareholders because they provide some insight into how the market has valued the Company’s shares historically. Since unaffiliated shareholders will no longer be able to directly participate in the financial success of the Company, the cash consideration paid to these stockholders as a result of the Merger represents the final opportunity at a return on their investment. Although not a perfect measure, the trends over time in the market price of the common stock reflect changing perceptions about the Company’s intrinsic value.
     The Company and PICO also considered that the Company has sustained significant losses in recent years. In particular, the Company incurred a net loss of $9.5 million for fiscal 2005 and a net loss of $5.0 million for fiscal 2004. At June 30, 2006 the stockholders’ deficit was approximately $5.4 million. Given the liquidity issues facing the Company described above, the Company’s limited cash resources and the corresponding uncertain future prospects of the Company, the Company and PICO believe that $1.00 per share is fair consideration to be paid to the unaffiliated stockholders for their common stock acquired pursuant to the Merger.
     In addition to receiving fair consideration for their shares, the Company and PICO also considered the fact that stockholders receiving cash would get the benefit of selling their shares without paying brokerage fees or commissions. The Company and PICO noted that this feature of the transaction weighed in favor of the overall substantive fairness of the Merger because it allowed stockholders receiving cash to realize more value for their shares than a sale in the open market would afford them.
     The Company and PICO have not made any special provision in connection with the Merger to grant stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Company and PICO determined that these steps were unnecessary to ensure the fairness of the Merger. The Company believes that this Information Statement, together with its other filings with the SEC, provide adequate information for its stockholders with respect to the transaction.
     In addition to the aforementioned considerations, the Company and PICO engaged in numerous negotiations over the course of several weeks with the Special Committee appointed to represent the interest of the unaffiliated stockholders with respect to the fair value of the common stock per share. In the course of these negotiations, the Special Committee agreed with the Company and PICO that $1.00 per share was a fair price for the unaffiliated stockholders.
     In light of the thorough consideration of the advantages and disadvantages of the Merger, the Company, PICO and the Special Committee determined that the transaction is in all respects fair to unaffiliated holders of our common stock.
     Position of Exegy as to Fairness. Exegy attempted to negotiate terms to the Contribution Agreement that would be most favorable to itself, and not to stockholders of the Company. Exegy did not participate in the deliberations of the Company’s board of directors or the Special Committee regarding, or receive advice from the Company’s or the Special Committee’s advisors as to, the substantive and procedural fairness of the proposed Merger, nor did Exegy undertake any independent evaluation of the fairness of the proposed merger or engage a financial advisor for such purposes. Exegy believes, however, that the proposed Merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based upon the same factors (other than the ThinkEquity fairness opinion) considered by the Company and PICO with respect to the fairness of the proposed Merger to such stockholders. See “—Position of the Company and PICO as to Fairness.”
     The foregoing discussion of the information and factors considered and given weight by Exegy in connection with the fairness of the Merger is not intended to be exhaustive but is believed to include all material factors considered by Exegy. Exegy did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusions as to the fairness of the proposed merger. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.
Fairness of the Contribution.
     The Filing Persons have made a determination that the Contribution is fair to the unaffiliated shareholders. The Contribution involves merely the transfer of shares of Company common stock held by PICO to Exegy, resulting in Exegy becoming a 50%-owned subsidiary of PICO. The Contribution was a privately negotiated transfer. The Filing Persons do not believe that this transfer has any negative effect on the unaffiliated stockholders.
Reports, Opinions, Appraisals and Negotiations
     ThinkEquity Partners LLC was engaged by the Special Committee to render a fairness opinion in connection with the proposed Merger. ThinkEquity delivered its oral opinion (subsequently confirmed in writing) to the Special Committee during a meeting of the Special Committee on October 9, 2006 to the effect that, as of the date thereof, and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the $1.00 cash consideration per share of Company common stock to be received by the holders of Company common stock, other than PICO, Exegy or any other affiliate of the Company, pursuant to the Merger was fair, from a financial point of view, to such holders.
     THE FULL TEXT OF THINKEQUITY PARTNERS’ WRITTEN OPINION, DATED OCTOBER 9, 2006, IS ATTACHED AS EXHIBIT B TO THIS INFORMATION STATEMENT. STOCKHOLDERS MAY READ SUCH OPINION FOR A DISCUSSION OF ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY THINKEQUITY PARTNERS IN RENDERING ITS OPINION. THE SUMMARY OF THE THINKEQUITY PARTNERS OPINION AND THE METHODOLOGY USED TO RENDER THE OPINION THAT IS SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS EXHIBIT B TO THIS DOCUMENT.
     ThinkEquity Partners’ opinion is for the information and assistance of the Special Committee and was rendered to the Special Committee in connection with its consideration of the proposed Merger. Its opinion does not in any manner address the prices at which Company common stock may trade prior to the consummation of the Merger.
     ThinkEquity Partners did not express an opinion as to any aspect of the Merger other than the fairness, from a financial point of view, to the holders of Company common stock, other than PICO, Exegy or any other affiliate of the Company, of the $1.00 cash consideration per share of Company common stock to be received by such holders pursuant to the Merger. Without limiting the generality of the foregoing, ThinkEquity Partners’ opinion does not address the relative business merits of the Merger or the Contribution described in this Information Statement as compared to alternative transactions, structures or strategies that might be available to the Company or the decision of the Special Committee to recommend to the Board of Directors to undertake the Merger or the Contribution. ThinkEquity Partners was not requested to, and did not, participate in the negotiation of the $1.00 per share cash consideration, the Merger, the Contribution or the Contribution Agreement. Furthermore, it was not requested to, and did not, solicit third party indications of interest with respect to acquiring all or any part of the Company.
     In arriving at its opinion, ThinkEquity Partners assumed and relied upon, without independent verification, the accuracy and completeness of all information in connection with its opinion whether publicly available or supplied to it or otherwise made available to it by Company representatives for the purposes of its opinion. ThinkEquity Partners further relied upon the assurances of Company representatives that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company that were furnished to ThinkEquity Partners by Company management, ThinkEquity Partners assumed for purposes of its opinion that such financial projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management as to the matters covered by such projections. ThinkEquity Partners expressed no opinion with respect to the reasonableness of such projections or the assumptions upon which such projections are based.
     In addition, except as expressly described below, ThinkEquity Partners did not review any of the books and records of the Company or its subsidiaries or make any independent inspection, valuation or appraisal of the assets or liabilities of the Company or its subsidiaries, nor was ThinkEquity Partners furnished with any such valuations or appraisals. In addition, ThinkEquity Partners assumed that the Merger would be consummated as described in a draft of the preliminary information statement supplied to it by the Company, without deviations therefrom or additional terms and conditions thereto material to its opinion. ThinkEquity Partners assumed that the information contained in such draft preliminary information statement was true and correct and that such draft preliminary information statement did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and that such draft preliminary information statement conformed in all material respects with the applicable rules and regulations of the SEC. It also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Contribution and/or the Merger would be obtained.
     In arriving at its opinion, ThinkEquity Partners:
•	reviewed the Contribution Agreement and certain related documents;
•	reviewed a draft dated September 26, 2006 of the preliminary information statement;
•	reviewed certain information, including financial forecasts and other financial and operating data concerning us, furnished by Company management;
•	discussed the Company’s past and present operations and financial condition and its prospects with Company management;
•	reviewed the historical market prices and trading activity for certain publicly traded companies for comparative purposes;
•	compared the value of the consideration with that received in certain publicly available transactions that it deemed relevant;
•	compared the value of the consideration with the trading valuations of certain publicly traded companies that it deemed relevant; and
•	performed such other analyses and considered such other factors as it deemed appropriate.
     ThinkEquity Partners’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It had no obligation to, and did not and does not intend to, update its opinion to reflect any changed or new circumstances, events or other developments occurring, discovered or otherwise coming to its attention after the date of its opinion.
     In connection with the preparation and delivery of its opinion to the Special Committee, ThinkEquity Partners performed certain financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, ThinkEquity Partners did not attribute any particular weight to any analysis or factor considered by it, but, rather, made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, ThinkEquity Partners believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, ThinkEquity Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates or projections contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in these analyses.
     In arriving at its opinion, ThinkEquity Partners did not ascribe a specific range of values to the shares of Company common stock, but, rather, made its determination as to the fairness, from a financial point of view, of the $1.00 cash consideration per share of Company common stock to be received by the holders of Company common stock, other than PICO, Exegy or any other affiliate of the Company, on the basis of the financial and comparative analyses described below.
     The following is a summary of the material financial and comparative analyses performed by ThinkEquity Partners and presented to the Special Committee. Certain of the analyses include information presented in tabular format. In order to fully understand the financial analyses used by ThinkEquity Partners, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.
     Selected Companies Analysis
     ThinkEquity Partners reviewed and compared certain financial information for the Company to corresponding publicly available financial information for the following publicly traded software companies:
•	Royalblue Group plc
•	GL Trade SA
•	ORC Software AB
•	Patsystems plc
•	Track Data Corp.

     Although none of the companies are directly comparable to the Company, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to the operations of the Company.
     For each selected company, ThinkEquity Partners calculated its enterprise value as a multiple of its revenue both for the last twelve months and as projected for 2006 using market research data dated between July 17, 2006 and August 3, 2006. ThinkEquity also assumed foreign exchange rates using current rates for those companies traded in a foreign currency. For purposes of this analysis, “enterprise value” means (1) equity value from common shares outstanding, plus (2) debt, including preferred stock and minority interests, less (3) cash, cash equivalents and highly liquid investments. ThinkEquity Partners assumed for purposes of this analysis that 100% of the Company’s equity was acquired and accordingly calculated the Company’s equity value by multiplying the per share consideration of $1.00 by the number of shares of Company common stock outstanding and the number of shares of Company common stock issuable upon conversion of the convertible note by PICO. Amounts of revenue exclude all extraordinary items, non-recurring charges and merger-related expenses. The results of these calculations, as compared to corresponding multiples for the Company, are summarized below:

	Hyperfeed		Selected Publicly Traded Software Companies
	Metric	Multiple	Low	High	Median	Mean
LTM Revenue	$4.2 million	4.7x	0.5x	3.0x	1.8x	1.9x
FY2006E Revenue	$4.4 million	4.5x	1.4x	2.6x	2.0x	2.0x
     Because of the inherent differences in the businesses, operations, financial conditions and prospects of the Company and of the selected companies, ThinkEquity Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected companies analysis, and, accordingly, also took into account qualitative valuation considerations concerning differences between the characteristics of the selected companies and the Company that would affect the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock, other than PICO, Exegy and any affiliate of the Company pursuant to the Merger.
     Precedent Transactions Analysis
     ThinkEquity Partners reviewed certain publicly available information regarding the terms and financial characteristics of selected mergers and acquisitions transactions in the software industry since August 2003 which ThinkEquity Partners believed to be comparable to the proposed Merger. Those precedent transactions include the following:

Acquiror	Target
Dale Skeen, JoMei Chang	Vitria Technology
Francisco Partners	Watchguard Technologies
Made2Manage Systems	Onyx Software
Bloomberg L.P.	Brainpower NV
Borland Software	Segue Software
Saba Software	Centra Software
Symantec Corp.	Bindview Development
Sun Microsystems	Tarantella Inc.
Multi-Channel Holdings	Blue Martini
Euronext	GL Trade SA
Ascential Software	Mercator Software

     For each selected transaction, ThinkEquity Partners calculated the enterprise value as a multiple of the target’s revenue for the last twelve months prior to the transaction. For purposes of this analysis, “enterprise value” means total consideration including the assumption of liabilities and residual cash when available. ThinkEquity Partners assumed for purposes of this analysis that 100% of the Company’s equity was acquired and calculated its enterprise value accordingly. The results of these calculations, as compared to the proposed Merger, are summarized below:

	Hyperfeed		Precedent Transactions
	Metric	Multiple	Low	High	Median	Mean
LTM Revenue	$4.2 million	4.7x	0.8x	5.4x	1.3x	1.9x
     Because the reasons for and the circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the targets included in the selected transactions, ThinkEquity Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis, and, accordingly, also took into account qualitative valuation considerations concerning differences between the characteristics of these transactions and the proposed transaction that would affect the fairness, from a financial point of view, of the consideration to be received by the holders of Company common stock, other than PICO, Exegy and any affiliate of the Company pursuant to the Merger.
Premiums Analysis
     ThinkEquity Partners reviewed the historical trading prices and volumes for the Company common stock for the three-year period ended October 4, 2006. In addition, ThinkEquity Partners analyzed the consideration to be received by holders of Company common stock, other than PICO and Exegy and any other affiliate of the Company, pursuant to the Merger in relation to the closing prices of the Company common stock on the trading day, the fifth trading day and the 20th trading day preceding September 25, 2006. This analysis indicated that the price per share to be paid to the holders of Company common stock, other than PICO and Exegy and any other affiliate of ours, pursuant to the Merger represented a premium of 16.3% over all three measurements of the Company’s historical trading price.
     In addition, ThinkEquity Partners calculated the premiums of the per share consideration over historical trading price over corresponding periods for the same targets used in the precedent transactions analysis above and found the following:

	Precedent Transactions
Premium	Low	High	Median	Mean
to Market
1-Day	(1.1)%	63.3%	14.6%	18.4%
5-Day	1.1%	109.3%	14.3%	31.2%
20-Day	(8.0)%	86.3%	14.6%	23.7%
     ThinkEquity Partners is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, ThinkEquity Partners and its affiliates may acquire, hold or sell, for itself and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments of the Company and PICO, as well as provide investment banking and other financial services to such companies.
     Pursuant to an engagement letter dated September 28, 2006, the Company paid ThinkEquity Partners a fee of $75,000 for the rendering of its opinion in connection with the Merger and agreed to reimburse ThinkEquity Partners for its reasonable out-of-pocket expenses. In addition, the Company and PICO have agreed to indemnify ThinkEquity Partners for certain liabilities that may arise out of the rendering of its opinion.
Conflicts of Interest
     Our stockholders should be aware that our executive officers and directors, Exegy and PICO have interests in the transaction which may differ from those of our stockholders generally. Four of the five directors of the Company are also directors or affiliates of PICO, including Ronald Langley, who serves as PICO’s Chairman and also as the Chairman of the Company’s Board of Directors, and John R. Hart, who also serves as PICO's President and Chief Executive Officer. Certain executive officers and directors of the Company will continue to serve as officers and directors of Exegy following the Merger. These interests may create potential conflicts of interest.
FORWARD-LOOKING STATEMENTS
     This Information Statement contains forward-looking statements. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations and involve a number of business risks and uncertainties, any one of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Forward-looking statements use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions; future performance or results of current and anticipated market conditions and market strategies; expenses, including expenses related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); expenses in connection with the Reverse Stock Split; the costs associated with remaining a public company; and our financial results.
     There are risks and uncertainties that may cause results to differ materially from those set forth in the Company’s forward-looking statements. The Company cannot guarantee that any forward-looking statement will be realized, although management believes its plans are prudent and its assumptions are reasonable. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. For these reasons, you should not place undue reliance on any forward-looking statements included in this Information Statement.

VOTING SECURITIES
     As of the Record Date, 2006 the Company had approximately 7.7 million shares of common stock, par value $0.001 per share, issued and outstanding. Each share of outstanding common stock is entitled to one vote on matters submitted for stockholder approval.
     The Company’s common stock is traded on the OTC: BB market under the symbol “HYPR.OB.” The high and low prices for the Company’s common stock for each quarter in 2004 and 2005, the first and second quarters of 2006 and the period from July 1, 2006 through August 25, 2006 are:

2004	Quarter	High	Low
	First	$7.00	$5.50
	Second	$6.61	$2.85
	Third	$5.75	$2.00
	Fourth	$3.20	$2.10

2005	Quarter	High	Low
	First	$3.00	$1.80
	Second	$2.01	$1.60
	Third	$2.00	$1.65
	Fourth	$2.25	$1.16

2006	Quarter	High	Low
	First	$1.45	$1.00
	Second	$1.30	$0.55
	July 1-August 25	$1.04	$0.65
     The Company did not pay any dividends in 2004, 2005, or, as of the date of this filing, in 2006. There are no restrictions on the Company’s ability to pay dividends, except as may be provided under applicable state insolvency laws. The Company is not in arrears on dividends on its common stock.
DESCRIPTION OF THE CONTRIBUTION AND THE MERGER
Structure of the Contribution
     Pursuant to the terms of the Contribution Agreement, PICO would contribute all of its shares of common stock of the Company to Exegy whereupon the Company would become a controlled subsidiary of Exegy. The total number of such shares contributed would be approximately 20.7 million, which includes the number of shares of common stock held by PICO plus the number of shares of common stock to be delivered to PICO upon conversion of all outstanding principal and accrued but unpaid interest under a Secured Convertible Promissory Note dated March 30, 2006. PICO and the shareholders of Exegy have also agreed to each make a $3.0 million cash contribution to Exegy to fund Exegy’s working capital needs going forward. In return, PICO would acquire beneficial ownership of approximately 15.4 million shares of Exegy’s Series A-3 Preferred Stock representing 50% of the outstanding shares of Exegy. The contribution of the common stock from PICO to Exegy and the delivery of the A-3 Preferred Stock from Exegy to PICO will be made at closing of the Contribution. PICO is contributing the common stock and acquiring the shares of the Preferred Stock in order to assist the Company with its previously disclosed strategy to either expand its current business or to acquire new technologies. Moreover, each of PICO and the stockholders of Exegy have agreed to contribute an additional $2.0 million in cash to Exegy upon the later to occur of six months from the closing of the Contribution or the Merger.
Structure of the Merger
     Upon completion of the Contribution, Exegy, as a greater than 90% stockholder of the Company, will approve the merger of the Company with and into Exegy with Exegy as the surviving company. Concurrent with the Effective Date of the Merger, the Company will pay cash for all shares owned by unaffiliated stockholders in an amount per share equal to $1.00, subject to the stockholder’s statutory appraisal rights.
     The Company will send a letter of transmittal to those stockholders receiving cash for tendered shares promptly following the effective time of the Merger for use in delivering such stockholders’ share certificates to the Company in exchange for the cash payment. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company’s exchange agent. Please do not send your certificates to our exchange agent until you receive your letter of transmittal. You will not be entitled to receive interest with respect to the period of time between the Effective Date and the date you receive your payment for your shares. Exegy will be the surviving corporation upon consummation of the Merger.
Vote Required
     The Board has fixed the close of business on August 25, 2006 as the record date for determining the stockholders entitled to receive notice of action by the majority stockholder approving the proposed Merger. Under the Delaware General Corporation Law and the Company’s Bylaws, no action is required by the Company’s stockholders to approve the Contribution Agreement. As a result, your approval is not required and is not being requested. The approval of Exegy, which, upon completion of the Contribution will own more than 90% of our common stock outstanding and entitled to vote, is required to approve the Merger. Under Delaware law, the Merger does not require the approval of the unaffiliated stockholders. Additionally, Delaware law does not require a special meeting of stockholders since the requisite vote for approval of the Merger has been obtained. Accordingly, no additional vote of the Company’s stockholders is required to approve the Merger.
Appraisal Rights
     In accordance with Section 262 of the DGCL, unaffiliated stockholders are entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive payment of the fair value of such shares together with a fair rate of interest, if any, as determined by such court. In determining the fair value of the Shares, the Delaware court would not consider any benefits arising from the Merger. Any unaffiliated stockholder entitled to appraisal rights has the right, within 20 days after the date of mailing of this notice, to demand in writing from the Company an appraisal of his or her stock. Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and of the stockholder’s intent to demand an appraisal of the fair value of his or her shares. Failure to make such demand on a timely basis would foreclose a stockholder’s right to appraisal. Only a holder of record of shares at the Effective Date of the Merger is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder’s name appears on the holder’s stock certificates. Holders of shares who hold their shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of the shares should be sent or delivered to Secretary, HyperFeed Technologies, Inc. c/o Exegy Incorporated 3668 S. Geyer Road, Suite 300, St. Louis, Missouri 63127, so as to be received within the 20 days after the mailing of this notice.
     If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners.

     A record holder such as a broker holding shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
     Within 120 calendar days after the Effective Date of the Merger, any unaffiliated stockholder entitled to appraisal rights under Section 262 of the DGCL who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all such stockholders. It is the obligation of the unaffiliated stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.
     Within 120 calendar days after the Effective Date of the Merger, any unaffiliated stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 calendar days after a written request therefor has been received by the Company or within 10 calendar days after the expiration of the period for the delivery of demands for appraisal, whichever is later.
     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the unaffiliated stockholders entitled to appraisal rights and will appraise the fair value of the shares, without considering any benefits arising from the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be more than, the same as or less than the Merger consideration of $1.00 per share that they would otherwise receive if they did not seek appraisal of their shares. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any holder of shares in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to appraisal.
     The Court may require unaffiliated stockholders who have demanded an appraisal and who hold shares represented by certificates to submit their certificates for shares to the Court for notation thereon of the pendency of the appraisal proceedings. If any unaffiliated stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not be entitled to vote the shares subject to such demand for any purpose or to be entitled to the payment of dividends or other distributions on those shares.
     If any stockholder who demands appraisal of shares under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of such holder will be converted into the right to receive the Merger consideration of $1.00 per Share, without interest. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition is filed within 120 calendar days after the Effective Date of the Merger. A stockholder may withdraw a demand for appraisal by delivering to HyperFeed a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 calendar days after the Effective Date of the Merger will require the written approval of HyperFeed. Once a petition for appraisal has been filed, such appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.

     The foregoing summary does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise their dissenting appraisal rights and is qualified in its entirety by express reference to Section 262 of the DGCL, the full text of which is attached hereto as Exhibit A. Stockholders are urged to read Exhibit A in its entirety since failure to comply with the procedures set forth therein will result in the loss of appraisal rights.
Source and Amount of Funds or Other Considerations
     The only funds paid out in the transaction will be paid by PICO for shares held by unaffiliated stockholders. It is estimated the total cash paid out by the Company for outstanding shares held by unaffiliated stockholders will be approximately $1.5 million. The Company has estimated expenses relative to the Merger as follows:

Filings	$160
Legal	60,000
Accounting	25,000
Appraisal Fees	75,000
Printing/Mailing Cost	8,000

Total	$168,160

     PICO will be responsible for paying all costs related to the Merger, which will be $1,525,680 for outstanding shares and approximately $168,000 in transaction expenses. The Company has no alternative financing arrangement to pay these costs and expenses.
Effective Date of the Merger
     The Merger will become effective on           , 2006. On such date, all stockholders other than Exegy holding common stock that was issued and outstanding on the Effective Date will be entitled to receive cash in exchange for their common stock.

PAST TRANSACTIONS
     The Company has not made an underwritten public offering for cash of its common stock in the last three (3) years.
     Except as described below, during the past two (2) years, there have not been any negotiations, transactions, or material contacts between PICO or Exegy and the Company concerning a merger, consolidation, acquisition, tender offer, election of the Company’s directors, or the sale or other transfer of a material amount of the Company’s assets. All of the Company’s directors are elected annually for one-year terms. Four of the Company’s five directors are also directors of PICO.
     On November 2, 2004, the Company issued a Secured Convertible Promissory Note (the “November 2004 Note”) to PICO in the principal amount of $1.5 million at an interest rate of 8% for a term of 12 months. Under the terms of the November 2004 Note, PICO had the right at any time to convert the November 2004 Note to that number of shares of the Company’s common stock obtained by dividing the principal and accrued but unpaid interest by the lesser of (i) the price per share on the conversion date or (ii) the price per share on November 2, 2004. However, the amount of shares of the Company’s common stock issuable under the November 2004 Note was capped at 611,000 shares minus that amount of shares derived by dividing $75,000 by the price per share on November 2, 2004.
     On March 28, 2005, the November 2004 Note was replaced by an Amended and Restated Secured Convertible Promissory Note (the “March 2005 Note”) in a principal amount of $4.0 million. The interest rate on the March 2005 Note was the prime rate plus 2.75% for a term of 12 months. PICO had the right at any time to convert the March 2005 Note to that number of shares of the Company’s common stock obtained by dividing the amount of principal and accrued but unpaid interest divided by the lesser of (i) 80% of the 5-day moving average price per share on the conversion date or (ii) 80% of the 5-day moving average price per share on March 28, 2005.
     On August 26, 2005, the Company amended the March 2005 Note and issued an Amended and Restated Secured Convertible Promissory Note (“August 2005 Note”) to increase the principal amount to $6.0 million for a renewed term of 12 months. The interest rate on the August 2005 Note was the prime rate plus 2.75% for a term of 12 months. PICO had the right at any time to convert the August 2005 Note to that number of shares of the Company’s common stock obtained by dividing the amount of principal and accrued but unpaid interest divided by the lesser of (i) 80% of the 5-day moving average price per share on the conversion date or (ii) $1.36. On November 1, 2005 PICO converted $6.2 million of outstanding principal and accrued but unpaid interest on the August 2005 Note into 4.5 million shares of common stock of the Company at a conversion price of $1.36 per share. In addition, as part of the August 2005 Note, PICO received a warrant to purchase 125,000 shares of common stock of the Company at a price of $1.70 per share for a period of three years, which warrant was to expire on August 26, 2008. The warrant is to be cancelled in connection with the Contribution.
     On March 30, 2006, the Company issued another Secured Convertible Promissory Note (the “2006 Note”) to PICO in the principal amount of $10.0 million at an interest rate of 2.75% for a term of 24 months. PICO has the right at any time to convert the amount of outstanding principal and accrued but unpaid interest of the 2006 Note into shares of common stock of the Company at a conversion price per share equal to the lesser of 80% of the five-day moving average price per share of the Company’s common stock on the date PICO elects to convert, or 80% of $1.05. In addition, in connection with the 2006 Note, PICO received a warrant to purchase 125,000 shares of common stock of the Company at a price per share of $1.05, which warrant was to expire on March 30, 2009. The warrant is to be cancelled in connection with the Contribution.
     In its efforts to obtain financing, the Company held discussions with several investment banking firms and strategic investors. However, financing was not viable from the investment banking firms due to the fact the Company had a majority stockholder nor from strategic investors because such an investment would require substantial time and resources from management. The secured convertible promissory notes were issued by the Company to fund working capital and to refinance previous debt issued to PICO by the Company.
     On June 19, 2006, HyperFeed, its wholly-owned subsidiary, HyperFeed Acquisition Holdings, Inc. (“Acquisition Holdings”), and Exegy entered into an Agreement and Plan of Merger, pursuant to which HyperFeed and Exegy agreed to combine their businesses through a merger of Exegy and Acquisitions Holdings. Exegy would have survived the Merger as a wholly-owned subsidiary of HyperFeed. Pursuant to the terms of the merger agreement, all outstanding shares of Exegy preferred stock would have been converted into shares of Exegy common stock and thereafter all shares of Exegy common stock would have been converted into a number of shares of common stock of HyperFeed determined based upon a calculation so that, upon completion of the Merger, the holders of Exegy would have received an aggregate of 50% of the equity of HyperFeed on a fully diluted basis. All options to acquire common stock of Exegy outstanding under Exegy’s then current stock option agreements would have been converted into options to acquire shares of common stock of HyperFeed based on the exchange calculation. The merger agreement was disclosed in a Current Report on Form 8-K filed with the SEC by the Company on June 26, 2006 and is hereby incorporated by reference.
     The Company has approved a Contribution Agreement by and among the Company, PICO and Exegy, whereby PICO would contribute all of its shares of common stock of the Company to Exegy, whereupon the Issuer would become a controlled subsidiary of Exegy. The total number of such shares to be contributed would be approximately 20.7 million, which would include the current number of shares of common stock held by PICO plus the estimated number of shares of common stock to be delivered to PICO upon conversion of all outstanding principal and accrued but unpaid interest under the Convertible Note discussed above. The warrants to acquire shares of common stock held by PICO, as discussed above, would be cancelled upon the closing of the transactions contemplated by the Contribution Agreement. Following the transfer of common stock as contemplated by the Contribution Agreement, the common stock held by Exegy would, based on publicly available information, represent approximately 93% of the Company’s then outstanding common stock and PICO would have shared power to vote or direct the vote and shared power to dispose or to direct the disposition of the common stock. In addition, PICO and the stockholders of Exegy would each contribute an additional $3.0 million in cash to fund the working capital needs of Exegy. In return for its contribution of HyperFeed shares and cash, PICO would receive approximately 15.4 million shares of Series A-3 Preferred Stock of Exegy representing 50% of the outstanding shares of Exegy. Contribution of the common stock and delivery of the A-3 Preferred Stock would be made at the closing of the Contribution.
     The Contribution Agreement also provides that as soon as practicable after closing, the Company and Exegy will take all reasonable actions necessary to cause the Company to be merged with and into Exegy in accordance with Section 253 of the Delaware General Corporation Law (the “Merger”) and other applicable laws, as described throughout this Information Statement. PICO has agreed to be directly responsible for paying all costs and expenses associated with the Merger, including without limitation, the aggregate purchase price for shares of common stock of the Company not owned by Exegy and acquired pursuant to the Merger, accounting fees, attorney’s fees, filing fees, the cost of any fairness opinion, printing costs and litigation costs. PICO and the stockholders of Exegy would also contribute an additional $2.0 million in cash to the equity of Exegy upon the later to occur of six (6) months from the closing of the Contribution or completion of the Merger.
     In the past two years there have not been any negotiations or material contacts between any affiliates of the Company or between the Company or any of its affiliates and any person not affiliated with the Company who would have a direct interest in such matters. There are no agreements concerning the Company’s securities, other than the proposed Contribution and Merger.

SUMMARY FINANCIAL INFORMATION
     The following summary financial information is being provided to assist you in your analysis of the financial aspects of the Merger. The statements of income data for the years ended December 31, 2005 and 2004 and the balance sheet data as of December 31, 2005 and 2004 set forth below are derived from our audited consolidated financial statements. The statements of income data for the six months ended June 30, 2006 and 2005 and the balance sheet data as of June 30, 2006 and June 30, 2005 are derived from our unaudited interim financial statements, and, in the opinion of management, include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for such interim period. The information is only a summary and should be read in conjunction with the Company’s historical consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K for the year ended December 31, 2005, in the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2006 and in the Form 8-K filed on October 5, 2006, which have been incorporated by reference into this Information Statement, as well as other information that the Company has filed with the SEC.

	Six Months Ended		Year Ended
	June 30,		December 31,
	2006	2005	2005	2004

Statements of Income Data:
Revenue	$1,880,355	$1,933,583	$4,269,618	$5,967,088
Direct costs of revenue	887,357	561,997	1,443,084	1,585,129
Operating expenses	6,010,934	4,572,163	10,161,560	9,397,416
Operating loss	(5,017,936)	(3,200,577)	(9,473,795)	(4,998,181)
Net loss	$(6,753,323)	$(4,033,321)	$(9,451,543)	$(4,956,961)

Per Share Data:
Basic and diluted net loss per share	(0.88)	(1.31)	(2.46)	(1.62)

Balance Sheet Data:
Current assets	598,338	878,726	705,765	1,061,752
Non current assets	4,397,107	3,914,859	3,909,753	2,650,894
Total assets	4,995,445	4,793,585	4,615,518	3,712,646
Current liabilities	10,150,217	6,201,393	4,067,688	2,650,318
Non current liabilities	239,063	1,081,707	1,102,972	297,164
Total liabilities	10,389,280	7,283,100	5,170,660	2,947,482
Total stockholders’ equity (deficit)	(5,393,835)	(2,489,515)	(555,142)	765,164

Ratio of earnings to fixed charges:	(2.64)	(4.04)	(3.40)	(1,206)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as of the Record Date regarding the beneficial ownership of shares of our common stock by each director and named executive officer and by all current directors and executive officers as a group.

			Beneficial		Beneficial
	Beneficial		Ownership of		Ownership of
	Ownership of		Shares of		Shares of
	Shares of	Percent of	Common Stock	Percent of	Common Stock	Percent of
Name	Common Stock(1)	Ownership	Post-Contribution	Ownership	Post-Merger	Ownership
Paul Pluschkell (2)	102,395	1.3%	102,395	0.4%	—	—%
Ronald Langley (3)	6,117,790	82.0%	20,647,790	93.1%	22,147,790	100.0%
John Hart (3)	6,117,790	82.0%	20,647,790	93.1%	22,147,790	100.0%
Kenneth J. Slepicka (4)	6,531	* %	6,531	* %	—	—%
Louis J. Morgan (5)	6,732	* %	6,732	* %	—	—%
Carlos C. Campbell	—	—%	—	—%	—	—%
Tom Wojciechowski (6)	37,388	* %	37,388	* %	—	—%
Joseph Pickel	—	—%	—	—%	—	—%
All Directors and Officers as a Group (9 persons) (7)	6,270,836	84.0%	20,800,836	93.6%	22,147,790	100.0%
PICO Holdings, Inc.	6,117,790	83.3%	20,647,790	93.1%	22,147,790	100.0%
Exegy Incorporated	—	—%	20,647,790	93.1%	22,147,790	100.0%

*	Represents holdings of less than 1%

(1)	The percent of class calculation for each named officer or director includes shares that may be acquired upon exercise of options exercisable within 60 days of the Record Date. Such shares are deemed outstanding for computing the percentage beneficially owned, but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)	Includes 84,091 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days of the Record Date.

(3)	Mr. Langley, a Director of HyperFeed since 1995, is a Director and Chairman of PICO. Mr. Hart, a Director of HyperFeed since July 1997, is a Director, President and Chief Executive Officer of PICO. Mr. Hart has beneficial ownership of 15.89% of PICO’s outstanding common shares and Mr. Langley has beneficial ownership of 15.85% of outstanding common shares. However, Messrs. Hart and Langley each disclaim beneficial ownership of the 2.5 million PICO shares owned by PICO Equity Investors, L. P., pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended. As such, Mr. Langley and Mr. Hart each may be deemed to beneficially own the 6,117,790 shares of our common stock which are beneficially owned by PICO. This number of shares deemed beneficially owned does not include 250,000 shares of common stock that would be issuable upon exercise of common stock purchase warrants issued to PICO, which warrants are to be cancelled in connection with the Contribution. See “Principal Stockholders.” Mr. Langley and Mr. Hart each disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934, as amended.

(4)	Includes 1,334 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days of the Record Date.

(5)	Includes 1,334 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days of the Record Date.

(6)	Includes 27,585 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days of the Record Date.

(7)	Includes 114,344 shares of common stock, which may be acquired upon exercise of options exercisable within 60 days of the Record Date. Includes 250,000 shares of common stock, which may be acquired upon exercise of common stock Purchase Warrants.
     As of August 25, 2006, PICO has beneficial ownership of 6.4 million shares of common stock of the Company, which represents approximately 84% of the Company’s outstanding common stock as of that date. There have been no transactions in the Company’s common stock in the past sixty days by PICO, or any director, officer or subsidiary of PICO.
DISTRIBUTION OF INFORMATION
     This Information Statement and the Notice of Action by Holders of a Majority of the Outstanding Common Stock are being mailed on or about      , 2006 to all stockholders of record on the Record Date. In most cases, only one Information Statement and one of the Notice of Action by Holders of a Majority of the Outstanding Common Stock are being delivered to multiple stockholders sharing an address unless the Company has received a written or oral request for a separate copy of the Information Statement and the Notice of Action by Holders of a Majority of the Outstanding Common Stock. A separate copy of the Information Statement and the Notice of Action by Holders of a Majority of the Outstanding Common Stock can be requested by calling the Company at (312) 913-2800 or by sending a written request to the Company at 300 South Wacker Drive, Suite 300, Chicago, Illinois 60606. Stockholders sharing an address who are receiving multiple copies of the Information Statement and the Notice of Action by Holders of a Majority of the Outstanding Common Stock may request delivery of a single copy of the Information Statement and the Notice of Action by Holders of a Majority of the Outstanding Common Stock by either calling the Company at the number listed above or by sending a written request to the Company at the address listed above.
     We have asked brokers and other custodians, nominees, and fiduciaries to forward this Information Statement to the beneficial owners of our shares of common stock held of record on the Record Date by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Exhibit A
Delaware General Corporations Law Title 8 § 262 Appraisal rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:
     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
     (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Exhibit B
ThinkEquity Partners LLC
CONFIDENTIAL
October 9, 2006
The Special Committee of the Board of Directors
Hyperfeed Technologies, Inc.
300 South Wacker Drive, Suite 300
Chicago, Illinois 60606
Members of the Special Committee:
You have requested that ThinkEquity Partners LLC furnish you with an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $.001 per share (the “Shares”), of Hyperfeed Technologies, Inc., a Delaware corporation (the “Company”), other than PICO Holdings, Inc., a California corporation (“PICO”), Exegy Incorporated, a Delaware corporation (“Exegy”), or any other affiliates of the Company, of the Consideration (as defined below) to be received by such holders pursuant to the Merger (as defined below). You have informed us that the Merger is to be effected by the Company and Exegy Incorporated, a Delaware corporation (“Exegy”), pursuant to the terms of a Contribution Agreement, dated as of August 25, 2006 (the “Agreement”), by and among the Company, PICO and Exegy. Capitalized terms used herein and not otherwise defined shall have the definitions ascribed to them in the Agreement. You have also informed us that the parties have agreed that (i) PICO will contribute to Exegy all outstanding Shares owned by PICO (including shares to be acquired by PICO upon conversion of a convertible promissory note held by PICO) and other consideration in exchange for 15,421,043 shares of Series A-3 Preferred Stock of Exegy (the “Contribution Transaction”) and (ii) following the Contribution Transaction, the Company will merge with and into Exegy with each Share outstanding at the time of such merger (other than Shares held by Exegy) to be converted into the right to receive $1.00 in cash (the “Consideration”) without interest (the “Merger”).
In connection with the Opinion, we have:
1.	reviewed the Agreement and certain related documents;

2.	reviewed a draft of the Preliminary Information Statement of the Company dated September 26, 2006 (the “Preliminary Information Statement”);
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The Special Committee of the Board of Directors
Hyperfeed Technologies, Inc.
October 9, 2006

3.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, furnished by the Company’s management;

4.	discussed the past and present operations and financial condition and the prospects of the Company with the Company’s management;

5.	reviewed the historical market prices and trading activity for certain publicly traded companies for comparative purposes;

6.	compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

7.	compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant; and

8.	performed such other analyses and considered such other factors as we deemed appropriate.
For the purposes of this Opinion, with your consent we have assumed and relied upon, without independent verification, the accuracy and completeness of any and all information in connection herewith whether publicly available or supplied to us or otherwise made available to us by representatives of the Company for the purposes of this Opinion. We have further relied upon the assurances of the representatives of the Company that such representatives are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company that have been furnished to us by the management of the Company, we assume for purposes of this Opinion that such financial projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. We express no opinion with respect to the reasonableness of such projections or the assumptions upon which such projections are based.
In addition, except as expressly described above, we have not reviewed any of the books and records of the Company or any of its subsidiaries or made any independent inspection, valuation or appraisal of the assets or liabilities of the Company or its subsidiaries, nor have we been furnished with any such valuations or appraisals. In addition, we have assumed that the Merger will be consummated as described in the Preliminary Information Statement, without deviations therefrom or additional terms and conditions with respect thereto material to this Opinion. We have assumed that the information contained in the Preliminary Information Statement is true and correct, and we have assumed that the Preliminary Information Statement does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make

The Special Committee of the Board of Directors
Hyperfeed Technologies, Inc.
October 9, 2006

the statements made therein, in light of the circumstances under which they were made, not misleading and that the Preliminary Information Statement conforms in all material respects with the rules and regulations of the Securities and Exchange Commission applicable thereto. We have also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Contribution Transaction and/or the Merger will be obtained.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have no obligation to, and do not intend to, update this Opinion to reflect any changed or new circumstances, events or other developments occurring, discovered or otherwise coming to our attention after the date hereof.
We will receive a fee in connection with this Opinion. In addition, each of the Company and PICO has agreed to indemnify us for certain liabilities that may arise out of the rendering of this Opinion.
It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company (the “Committee”) and is rendered to the Committee in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder of the Company as to how that stockholder should vote with respect to any matter. This Opinion may not be disclosed (in whole or in part) or referred to or used for any other purpose without our prior written consent. This Opinion does not in any manner address the prices at which the Company’s common stock may trade prior to the consummation of the Merger.
We are not expressing an opinion as to any aspect of the Merger other than the fairness, from a financial point of view, to the holders of Shares other than PICO, Exegy or any other affiliate of the Company of the Consideration to be received by such holders pursuant to the Merger. Without limiting the generality of the foregoing, this Opinion does not address the relative business merits of the Merger or the Contribution Transaction as compared to alternative transactions, structures or strategies that might be available to the Company or the decision of the Committee to recommend or of the Board of Directors to undertake the Merger or the Contribution Transaction.
We were not requested to, and did not, participate in the negotiation of the Consideration, the Merger, the Contribution Transaction or the Agreement. We were not requested to, and did not, solicit third party indications of interest with respect to acquiring all or any part of the Company.
We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our

The Special Committee of the Board of Directors
Hyperfeed Technologies, Inc.
October 9, 2006

affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments of the Company and Pico, as well as provide investment banking and other financial services to such companies.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Shares other than PICO, Exegy or any other affiliate of the Company of the Consideration pursuant to the Merger is fair, from a financial point of view, to such holders.
Very truly yours,
/s/ ThinkEquity Partners LLC
THINKEQUITY PARTNERS LLC